RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Pennsauken, NJ – March 6, 2018 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and fifty-two week periods ended December 30, 2017.

RCM Technologies reported revenues of $51.1 million for the thirteen week period ended December 30, 2017, a 15.5% increase as compared to $44.2 million for the thirteen week period ended December 31, 2016 (the comparable prior year period). Gross profit was $12.8 million for the thirteen week period ended December 30, 2017, a 5.8% increase as compared to $12.1 million for the comparable prior year period.  The Company experienced a GAAP operating loss of $3.2 million for the thirteen week period ended December 30, 2017, as compared to operating income of $0.1 million for the comparable prior year period.  GAAP net income was $0.3 million, or net earnings $0.02 per diluted share, as compared to a net loss of $0.2 million, or a net loss of $0.02 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $186.7 million for the fifty-two week period ended December 30, 2017, a 5.8% increase as compared to $176.4 million for the fifty-two week period ended December 31, 2016 (the comparable prior year period). Gross profit was $48.4 million for the fifty-two week period ended December 30, 2017, a 2.9% increase as compared to $47.0 million for the comparable prior year period.  GAAP operating income was $0.3 million for the fifty-two week period ended December 30, 2017 as compared to $3.8 million for the comparable prior year period. GAAP net income was $2.0 million, or net earnings $0.17 per diluted share, as compared to net income of $1.8 million, or a net earnings of $0.14 per diluted share, for the comparable prior year period.

The Company had adjusted EBITDA (non-GAAP) for the fourth quarter and for the full year fiscal 2017 of $2.5 million and $8.0 million, respectively. A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

The Company experienced $1.4 million in legal, office closures and other charges for the fifty-two week period ended December 30, 2017.  These charges included costs relating to the closure of the Company's Purchase, NY engineering and Edina, MN Information Technology offices, totaling approximately $0.8 million; severance to a senior executive of $0.3 million; legal fees of $0.2 million associated with the acquisition of an approximately 30 person engineering firm in Serbia; and other legal related and miscellaneous charges of approximately $0.1 million.  The Company also experienced the following charges for the fifty-two week period ended December 30, 2017: $3.5 million in goodwill impairment charges associated with the Information Technology segment, $0.8 million for an increase to estimated contingent payments associated with prior year acquisitions in the Engineering segment, and $0.3 million for tax credit professional fees.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are very pleased with our results in the fourth quarter of 2017 as revenue, gross profit and adjusted EBITDA grew by 15.5%, 5.8% and 24.4%, respectively, as compared to fourth quarter 2016. Our Specialty Health Care segment again set quarterly records for both revenues and gross profit, growing by 35.5% and 26.4%, respectively, over fourth quarter 2016, primarily from further growth in our school contracts. Our fourth quarter Engineering segment revenues grew by 12.8% as compared to fourth quarter 2016. Additionally, we made a small acquisition of an engineering firm in Belgrade, Serbia that we believe has significant potential for growth and diversification expansion for both our Engineering and IT segments. We look forward to carrying our fourth quarter momentum into fiscal 2018."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "Further augmenting our focus on strong free cash flow generation, as a result of certain tax charges in fiscal 2017, we anticipate paying minimal federal income tax in 2018 and 2019.  We continue to see improvement to our balance sheet with our lowest day's sales outstanding in our trade accounts receivables in many years. Our strong balance sheet and fourth quarter increase in adjusted EBITDA allowed us to issue a special dividend of $1.00 per share in the fourth quarter. Since fiscal 2012, we have returned close to $80 million to our shareholders through special dividends and stock repurchases. We are proud of our record of being good stewards of capital for our shareholders."

Conference Call
On Wednesday, March 7, 2018, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	December 30, 2017	December 31, 2016
Revenues	$51,057	$44,198
Cost of services	38,253	32,092
Gross profit	12,804	12,106
Selling, general and administrative	10,293	10,087
Depreciation and amortization	528	392
Legal, office closure and other charges	1,447	1,283
Tax credit professional fees	259	-
Change in contingent consideration	-	285
Goodwill impairment	3,478	-
Operating (loss) income	(3,201)	59
Other expense, net	(154)	(115)
Loss before income taxes	(3,355)	(56)
Income tax benefit	(3,606)	(160)
Net income (loss)	$251	($216)

Diluted net earnings (loss) per share data	$0.02	($0.02)

	Fifty-Two Week Periods Ended
	December 30, 2017	December 31, 2016
Revenues	$186,737	$176,448
Cost of services	138,350	129,418
Gross profit	48,387	47,030
Selling, general and administrative	40,385	40,063
Depreciation and amortization	1,757	1,569
Legal, office closure and other charges	1,447	1,283
Tax credit professional fees	259	-
Change in contingent consideration	781	285
Goodwill impairment	3,478	-
Operating income	280	3,830
Other expense, net	(525)	(528)
(Loss) income before income taxes	(245)	3,302
Income tax (benefit) expense	(2,255)	1,544
Net income	$2,010	$1,758

Diluted net earnings per share data	$0.17	$0.14

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 30, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$2,851	$279
Accounts receivable, net	$46,080	$45,170
Total current assets	$55,639	$53,071
Total assets	$73,279	$69,831
Total current liabilities	$22,188	$23,713
Borrowing under line of credit	$27,279	$14,311
Net debt (borrowings less cash)	$24,428	$14,032
Total liabilities	$51,248	$38,576
Stockholders' equity	$22,031	$31,255
Treasury stock	(14,987)	($14,622)

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, primarily changes in contingent consideration, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis.  We believe that EBITDA is a performance measure and not a liquidity measure, and therefore have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, Neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP Net Income measure and the corresponding adjustments used to calculate "EBITDA" and "Adjusted EBITDA", Neither EBITDA nor Adjusted EBITDA for the thirteen weeks and fifty-two weeks ended December 30, 2017 and December 31, 2016.

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
GAAP net income (loss)	$251	($216)	$2,010	$1,758
Income tax (benefit) expense	(3,606)	160	(2,255)	1,544
Interest expense	181	117	590	539
Depreciation and amortization	528	392	1,757	1,569
EBITDA (non-GAAP)	($2,646)	$453	$2,102	$5,410

Adjustments
Legal, office closures and other charges	1,447	1,283	1,447	1,283
Tax credit professional fees	259	-	259	-
Change in contingent consideration	-	285	781	285
Goodwill impairment	3,478	-	3,478	-
Gain on foreign currency transactions	(27)	(2)	(65)	(11)
Adjusted EBITDA (non-GAAP)	$2,511	$2,019	$8,002	$6,967

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	December 30, 2017	December 31, 2016
Net income (loss)	$251	($216)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities	1,634	1,859
Changes in operating assets and liabilities
Accounts receivable	(4,141)	(3,173)
Prepaid expenses and other current assets	(523)	(619)
Net of transit accounts receivable and payable	359	102
Accounts payable and accrued expenses	995	1,456
Accrued payroll and related costs	668	861
Income taxes payable	(1,128)	(763)
Total adjustments	(2,136)	(277)
Cash used in operating activities	($1,885)	($493)

Net cash used in investing activities	(1,060)	(102)
Net cash provided by financing activities	4,795	541
Effect of exchange rate changes	176	30
Increase (decrease) in cash and cash equivalents	$2,026	($24)

	Fifty-Two Week Periods Ended
	December 30, 2017	December 31, 2016
Net income	$2,010	$1,758
Adjustments to reconcile net income to cash provided by (used in) operating activities	4,660	3,834
Changes in operating assets and liabilities
Accounts receivable	(459)	5,427
Prepaid expenses and other current assets	(293)	1,228
Net of transit accounts receivable and payable	(830)	966
Accounts payable and accrued expenses	(318)	(290)
Accrued payroll and related costs	483	(1,473)
Income taxes payable	(182)	185
Total adjustments	3,061	9,877
Cash provided by operating activities	$5,071	$11,635

Net cash used in investing activities	(1,803)	(831)
Net cash used in financing activities	(826)	(11,556)
Effect of exchange rate changes	130	46
Increase (decrease) in cash and cash equivalents	$2,572	($706)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended December 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,236	$22,104	$7,717	$51,057
Cost of services	15,745	16,750	5,758	38,253
Gross Profit	$5,491	$5,354	$1,959	$12,804
Gross Profit Margin	25.9%	24.2%	25.4%	25.1%

	Thirteen Week Period Ended December 31, 2016
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$18,834	$16,318	$9,046	$44,198
Cost of services	13,323	12,082	6,687	32,092
Gross Profit	$5,511	$4,236	$2,359	$12,106
Gross Profit Margin	29.3%	26.0%	26.1%	27.4%

	Fifty-Two Week Period Ended December 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$82,753	$71,316	$32,668	$186,737
Cost of services	60,352	53,801	24,197	138,350
Gross Profit	$22,401	$17,515	$8,471	$48,387
Gross Profit Margin	27.1%	24.6%	25.9%	25.9%

	Fifty-Two Week Period Ended December 31, 2016
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$73,853	$59,783	$42,812	$176,448
Cost of services	54,182	44,091	31,145	129,418
Gross Profit	$19,671	$15,692	$11,667	$47,030
Gross Profit Margin	26.6%	26.2%	27.3%	26.7%